                                                                   EXHIBIT 10.16

                              PEET'S COFFEE & TEA

                            KEY EMPLOYEE AGREEMENT
                                      FOR
                                   CHAIRMAN

     This Key Employee Agreement ("Agreement") is entered into as of the __th day of October, 1999 by and between Gerald Baldwin ("Executive") and PEET'S COFFEE & TEA, INC. (the "Company"), a Washington corporation and a wholly-owned subsidiary of Peet's Companies, Inc. (the "Parent").

     Whereas, the Company desires to continue to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for his services;

     Whereas, the Company has adopted the Peet's Coffee & Tea Key Employee Severance Benefit Plan (the "Key Employee Plan") and the Parent has adopted the Peet's Companies, Inc. Change of Control Option Acceleration Plan (the "Option Acceleration Plan"); and

     Whereas, Executive wishes to continue to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits, including the benefits provided under the Key Employee Plan and the Option Acceleration Plan;

     Now, Therefore, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1.   Employment By The Company.

     1.1 Title and Responsibilities. Subject to terms set forth herein, the Company agrees to continue to employ Executive in the position of Chairman of the Board and Executive hereby accepts continued employment effective as of the date set forth above (the "Effective Date"). During his employment with the Company, Executive will devote his best efforts and substantially all of his business time and attention (except for vacation periods as set forth herein and reasonable periods of illness or other incapacity permitted by the Company's general employment policies) to the business of the Company.

     1.2 Executive Position. Executive will continue to serve in an executive capacity and shall perform such duties as are customarily associated with his title, consistent with the Bylaws of the Company as now constituted and as reasonably required by the Company's or the Parent's Board of Directors, as the case may be (the "Board").

     1.3 Company Employment Policies. The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company's general employment policies or practices, this Agreement shall control.

                                       1.

2.   Compensation.

     2.1 Salary. Executive shall continue to receive for services to be rendered hereunder an annualized base salary of $250,000.00, payable on a biweekly basis. Executive will be considered for annual increases in base salary in accordance with Company policy and subject to review and approval by the Compensation Committee of the Board (the "Compensation Committee").

     2.2 Bonus. Executive shall be eligible to participate in the Company's executive level bonus plan throughout the duration of Executive's employment with the Company.

          (a) Executive's Performance. The amount of Executive's bonus will depend upon Executive's performance with respect to certain measurable goals established by the Company.

          (b) Company Profitability. The amount of Executive's bonus will also depend on attainment by the Company of its planned financial objectives for the bonus year.

          (c) Determination of Bonus. The amount of Executive's bonus will be determined after the close of the Company's fiscal year and after the Company has received its audited financial statement for such fiscal year. To be eligible to receive a bonus, Executive must remain in employment with the Company throughout the entire fiscal year, except as provided in the Key Employee Plan.

          (d) No Guaranteed Bonus. Notwithstanding the foregoing, no bonus is guaranteed to Executive. Any bonus is subject to the approval of the Board, which retains the authority to review, grant, deny or revise any bonus, in its sole discretion.

          (e) Target Bonus. The target bonus for Executive shall be thirty percent (30%) of his base salary, and the parties anticipate that the bonus will be paid in any year in which the Company meets or exceeds its performance target for operating income.

     2.3 Stock Options. Executive and the Company each acknowledge that Executive's outstanding options(s) to purchase stock of the Parent (the "Options") shall remain in effect and continue to vest during the period of Executive's employment with the Company pursuant to the terms of the Options; provided, however, that upon termination of Executive's employment with the Company for Cause or by resignation in the absence of a Constructive Termination, the Options shall cease vesting as of the termination or resignation date and be exercisable thereafter only pursuant to the terms of the Options and the Parent's applicable stock option plans, unless otherwise provided in the Key Employee Plan or the Option Acceleration Plan. Upon involuntary termination of Executive's employment by the Company without Cause or voluntary termination by the Executive due to Constructive Termination, all Options held by Executive shall have their vesting accelerated in full so as to become one hundred percent (100%) vested and immediately exercisable in full as of the date of such termination. Subject to the Compensation Committee's approval, Executive will be considered for additional grants of options to purchase shares of the Parent, pursuant to the terms and conditions set forth in the Peet's Companies, Inc. 1997 Equity Incentive Plan, a copy of which is available upon Executive's request.

                                       2.

     2.4 Standard Company Benefits. Executive shall continue to be entitled to all rights and benefits for which he is eligible under the terms and conditions of the standard Company benefits and compensation practices which may be in effect from time to time and provided by the Company to its executives generally.

          2.4.1 Other Benefits. Executive shall be entitled to four (4) weeks of paid vacation per year. Executive shall also be entitled to a car allowance, which allowance shall pay for Executive's car, and related insurance, repairs and maintenance. Executive shall be entitled to purchase a new car, at Company's expense, no more than once every five years. The cost of such new car shall not exceed $60,000. Executive shall be reimbursed for the establishment and operation of his home office, including costs associated with purchasing and maintaining a computer (but not in addition to the laptop computer provided to Executive in his Emeryville Roasting Plant office), a telephone and telephone line, a fax machine, a modem and the like. Upon the termination of Executive's employment by Peet's, Executive shall return to Peet's all home office equipment paid for by Peet's, or, at Executive's election, shall pay Peet's the unamortized cost of such equipment.

     2.5 Severance and Change of Control Plans. Executive is eligible for participation in, and benefits pursuant to, the Key Employee Plan and the Option Acceleration Plan. Executive acknowledges receipt of a copy of the Key Employee Plan and the Option Acceleration Plan. Pursuant to the Key Employee Plan, Executive shall be eligible to participate in an outplacement program for up to six (6) months, at a cost not exceeding ten thousand dollars ($10,000), provided, however, that the provider of such outplacement program must be reasonably acceptable to the Company and Executive provides to the Company adequate proof of the expenses incurred.

3.   Confidential Information, Rights And Duties.

     3.1  Agreement.

          (a) Confidential Information. Executive specifically agrees that he shall not at any time, either during or subsequent to the term of the Employee's employment with the Company, in any fashion, form or manner, either directly or indirectly, unless expressly consented to in writing by the Company, use, divulge, disclose or communicate to any person or entity any confidential information of any kind, nature or description concerning any matters affecting or relating to the business of the Company, including, but not limited to, the Company's sales and marketing methods, programs and related data, or other written records used in the Company's business; the Company's computer processes, programs and codes; the names, addresses, buying habits or practices of any of its clients or customers; compensation paid to other employees and independent contractors and other terms of this employment or contractual relationships; or any other confidential information of, about or concerning the business of the Company, its manner of operations, or other data of any kind, nature or description. The parties to this Agreement hereby stipulate that, as between them, the above information and items are important, material and confidential trade secrets that affect the successful conduct of the Company's business and its good will, and that any breach of any term of this section is a material breach of this Agreement. All equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists or other written and graphic

                                       3.

records, and the like, including tangible or intangible computer programs, records and data, affecting or relating to the business of the Company, which the Employee might prepare, use construct, observe, posses or control, shall be and shall remain the Company's sole property.

          (b) Exclusive Property. Executive agrees that all business procured by the Executive while employed by the Company is and shall remain the permanent and exclusive property of the Company. Executive further agrees that the relationship with the Company of each of the employees and independent contractors of the Company is a significant and valuable asset of the Company and all such relationships shall at all times, both during and subsequent to the termination of Executive's employment, be treated as the sole and exclusive property of the Company.

          (c) Non-Interference. Any wrongful interference with the Company's business, property, confidential information, trade secrets, clients, customers, employees or independent contractors by the Executive or any of Executive's agents during or after the term of Executive's employment shall be treated and acknowledged by the parties as a material breach of this Agreement.

     3.2 Remedies. Executive's duties under this Section 3 shall survive termination of Executive's employment with the Company. Executive acknowledges that a remedy at law for any breach or threatened breach by Executive of the provisions of the Proprietary Information and Inventions Agreement would be inadequate, and Executive therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

4.   Outside Activities.

     4.1 Activities. Except with the prior written consent of the Board, Executive will not during his employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of his duties hereunder.

     4.2 Investments and Interests. Executive agrees not to acquire, assume or participate in, directly or indirectly, any material position, investment or interest known by him to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

     4.3 Non-Competition. During his employment by the Company, except on behalf of the Company, Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by him to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company.

                                       4.

5.   Termination Of Employment.

     5.1  Termination With or Without Cause.

          (a) At-Will Employment. Executive's relationship with the Company is at-will. The Company shall have the right to terminate Executive's employment with the Company at any time with or without Cause and with or without notice provided that Executive may be removed from any position he holds as a member ok the Company's or the Parent's Board of Directors or as the Chairman thereof only in the manner provided by the Bylaws of the Company or the Parent (as applicable) and applicable law.

          (b) Definition. Notwithstanding the definition of "Cause" set forth in Section 7(d) of the Key Employee Plan, for purposes of this Agreement and the Key Employee Plan (with respect to application of the same for Executive), "Cause", will mean that Executive has committed or there has occurred one or more of the following: (i) conviction of, a guilty plea with respect to, or a plea of nolo contendere to a charge that the Executive has committed a felony under the laws of the United States or of any state or a crime involving moral turpitude, including, but not limited to, fraud, theft, embezzlement or any crime that results in or is intended to result in personal enrichment at the expense of the Company; (ii) material breach of any agreement entered into between the Executive and the Company that materially impairs the Company's interest therein; (iii) willful misconduct, significant repeated willful or negligent failure of the Executive to perform the Executive's duties (after written notice and a reasonable opportunity to cure), or gross neglect by the Executive of the Executive's duties after written notice; or (iv) engagement in any activity that constitutes a material conflict of interest with the Company after written notice and a reasonable opportunity to cure.

          (c) Termination for Cause. If the Company terminates Executive's employment at any time for Cause, Executive's salary shall cease on the date of termination, and Executive will not be entitled to severance pay, pay in lieu of notice or any other such compensation.

     5.2  Voluntary or Mutual Termination.

          (a) Voluntary Termination. Executive may voluntarily terminate his employment with the Company at any time, after which no further compensation will be paid to Executive, except as specifically set forth herein, in the Key Employee Plan or in the Option Acceleration Plan.

          (b) No Severance Pay. In the event Executive voluntarily terminates his employment other than due to a Constructive Termination, he will not be entitled to severance pay, pay in lieu of notice or any other such compensation, except as provided in the Key Employee Plan or the Option Acceleration Plan.

          (c) Definition. Notwithstanding the definition of Voluntary Termination with Good Reason contained in Section 7(w) of the Key Employee Plan, for purposes of this Agreement and the Key Employee Plan (with respect to application of the same for Executive), "Constructive Termination" shall mean any one of the following events which occurs on or after the Effective Date of this Agreement: (i) reduction of the Executive's annual base salary, except

                                       5.

to the extent the annual base salary of all other executive officers of the Company is similarly reduced; (ii) material reduction in the package of welfare benefit plans, taken as a whole, provided to the Executive (except that employee contributions may be raised to the extent of any cost increases imposed by third parties) or any action by the Company which would materially adversely affect the Executive's participation or reduce the Executive's benefits under any such plans; (iii) change in the Executive's responsibilities, authority, title, reporting relationship or offices that results in a diminution of position under the circumstances, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith which is remedied by the Company promptly after notice thereof is given by the Executive; (iv) request that the Executive relocate to a work site that is more than thirty-five (35) miles from his prior work site, unless the Executive accepts such relocation opportunity;
(v) any material breach by the Company of its obligations under this Agreement;
(vi) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company; or (vii) the Company elects to amend, suspend or discontinue the Key Employee Plan or the benefits provided thereunder, and such amendment, suspension or discontinuation would have a negative impact on the rights and benefits provided to Executive under this Agreement.

     5.3  Severance Benefits.

          (a) Plan Benefits. In the event the Company terminates Executive's employment without Cause or if Executive terminates his employment due to a Constructive Termination, Executive shall be eligible for the severance benefits provided pursuant to a Covered Termination under the Key Employee Plan. This
Section 5.3(a) shall not apply if Executive's employment is terminated in a Change of Control Termination or due to death or Disability (as such terms are defined in the Key Employee Plan).

          (b) Stock Options. In the event the Company terminates Executive's employment without Cause or if Executive terminates his employment due to a Constructive Termination, Executive's outstanding Options shall have their vesting accelerated in full so as to become one hundred percent (100%) vested and fully exercisable as of the date of termination. This Section 5.3(b) shall not apply if Executive' employment is terminated due to death or Disability (as such term is defined in the Key Employee Plan).

     5.4 Cessation. If Executive violates any provision of Sections 3, 7 or 8 of this Agreement, any severance payments or other benefits being provided to Executive will cease immediately, and Executive will not be entitled to any further compensation from the Company.

6.   Change Of Control.

     6.1 Definition. For purpose of this Agreement, Change of Control means the occurrence of any of the following: (i) a sale of sixty percent (60%) or more of the assets of the Company or the Parent; (ii) a merger or consolidation involving the Company or the Parent in which the Company or the Parent is not the surviving corporation and the shareholders of the Parent immediately prior to the completion of such transaction hold, directly or indirectly, less than fifty percent (50%) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or comparable successor rules) of the securities of the surviving corporation (excluding any

                                       6.

shareholders who possessed a beneficial ownership interest in the surviving corporation prior to the completion of such transaction); (iii) a reverse merger involving the Company or the Parent in which the Company or the Parent, as the case may be, is the surviving corporation but the shares of common stock of the Company or the Parent (the "Common Stock") outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and the shareholders of the Parent, immediately prior to the completion of such transaction hold, directly or indirectly, less than fifty percent (50%) of the beneficial ownership (within the meaning of Rule l3d-3 promulgated under the Exchange Act, or comparable successor rules) of the surviving entity or, if more than one entity survives the transaction, the controlling entity; (iv) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or an Affiliate of the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rules) of securities of the Company or of the Parent representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors; or, (v) in the event that the individuals who, as of the Effective Date, are members of the Parent's Board of Directors (the "Incumbent Board"), cease for any reason to constitute at least fifty percent (50%) of the Parent's Board of Directors. (If the election, or nomination for election by the Parent's shareholders, of any new member of the Parent's Board of Directors is approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new member of the Parent's Board of Directors shall be considered as a member of the Incumbent Board.) Notwithstanding the foregoing, for the purposes of this Agreement and with respect to any and all clauses of this Section of this Agreement, an initial public offering of the securities of the Company (an "IPO") or any transactions or events constituting part of an IPO shall not be deemed to constitute or in any way effect a Change of Control.

     6.2 Change of Control Termination. In the event Executive's employment with the Company terminates due to a Change of Control Termination (as such term is defined in the Key Employee Plan), then Executive shall be eligible for the benefits provided under a Change of Control Termination pursuant to the Key Employee Plan.

     6.3 Stock Options. In the event of a Change of Control, Executive's outstanding Options shall have their vesting accelerated to the extent provided in the Option Acceleration Plan or in applicable option agreements evidencing such outstanding Options.

     6.4 Parachute Payments. In the event that the severance, acceleration of stock options and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute "parachute payments" within the meaning of
Section 28OG (as it may be amended or replaced) of the Internal Revenue Code of 1986, as amended or replaced (the "Code") and (ii) but for this Section 6.4, would be subject to the excise tax imposed by Section 4999 (as it may be amended or replaced) of the Code (the "Excise Tax"), then Executive's benefits hereunder shall be either

          (a)  provided to Executive in full, or

                                       7.

          (b) provided to Executive only as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 6.4 shall be made in writing in good faith by the Company's independent public accountants (the "Accountants"). In the event of a reduction in benefits hereunder, Executive shall be given the choice of which benefits to reduce. For purposes of making the calculations required by this Section 6.4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 6.4. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6.4.

7.   Restrictive Covenant.

     In the event Executive's employment with the Company is terminated due to a Change in Control Termination (as such term is defined in the Key Employee
Plan), then for two (2) years immediately following the termination date, Executive shall not, without first obtaining the prior written approval of the Company, directly or indirectly engage or prepare to engage in the coffee business in any way or in any place, or directly or indirectly engage or prepare to engage in any other activities in competition with the Company, or accept employment or establish a business relationship with a business engaged in or preparing to engage in competition with the Company, in any geographical location in which the Company as of the termination date either conducts or plans to conduct business.

8.   Noninterference.

     While employed by the Company, and for two (2) years immediately following the Termination Date, Executive agrees not to interfere with the business of the Company.

     8.1 Employees. Executive shall not solicit, attempt to solicit, induce, or otherwise cause any employee of the Company to terminate his or her employment in order to become an employee, consultant or independent contractor to or for any competitor of the Company.

     8.2 Customers. Executive shall not directly or indirectly solicit (for a business competitive with the Company) the business of any customer of the Company which at the time of termination or one (1) year immediately prior thereto was listed on the Company's customer list.

9.   Release.

     In exchange for the benefits and other consideration under this Agreement to which Executive would not otherwise be entitled, Executive shall enter into and execute a release

                                       8.

substantially in the form attached hereto as Exhibit A (the "Release") upon his termination of employment. Unless the Release is executed by Executive and delivered to the Company within twenty-one (21) days after the termination of Executive's employment with the Company, Executive shall not receive any severance benefits provided under this Agreement or under the Key Employee Plan. Additionally, unless the Release is executed by Executive and delivered to the Company within twenty-one (21) days after the termination of Executive's employment with the Company, the acceleration of Executive's Options as provided in this Agreement shall not apply and Executive's Options in such event may be exercised following the date of Executive's termination only to the extent provided under their original terms in accordance with the Peet's Companies, Inc. 1997 Equity Incentive Plan (or other applicable stock option plan), the applicable option agreements and the Option Acceleration Plan.

10.  General Provisions.

     10.1 Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile transmission or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed on the Company payroll.

     10.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

     10.3 Waiver. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

     10.4 Complete Agreement. This Agreement, together with Key Employee Plan and the Option Acceleration Plan, constitutes the entire agreement between Executive and the Company and it is the complete, final, and exclusive embodiment of their agreement and supersedes any prior agreement written or otherwise between Executive and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by an officer of the Company.

     10.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

     10.6 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

     10.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and the Parent and their respective

                                       9.

successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

     10.8 Attorney Fees. If either party hereto brings any action to enforce his or its rights hereunder, the prevailing party in any such action shall be entitled to recover his or its reasonable attorneys' fees and costs incurred in connection with such action.

     10.9 Arbitration. To provide a mechanism for rapid and economical dispute resolution, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to this Agreement (including the Release) or its enforcement, performance, breach, or interpretation, will be resolved, to the fullest extent permitted by law, by final, binding, and confidential arbitration held in San Francisco, California and conducted by Judicial Arbitration & Mediation Services/Endispute ("JAMS"), under its then-existing Rules and Procedures. Nothing in this Section 10.9 or in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

     10.10 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California as applied to contracts made and to be performed entirely within California.

     10.11 Indemnification and Insurance. The Company shall indemnify Executive for all actions taken in his capacity as a director, officer, agent and employee of the Company, to the fullest extent permitted by applicable law. In the event the Company offers any of its officers or directors a written indemnification agreement, it shall also offer to Executive the opportunity to enter into a like agreement. In the event the Company procures a directors' and officers' liability insurance policy, Executive shall fully participate as a covered insured thereunder.

     10.12 Claims, Inquiries and Appeals. Notwithstanding any of the time periods set forth in Section 10(b), 10(c) and 10(d) relating to written notice periods for denial of claims, extension of time for review of claims, appeal period for request of review of denial, period of review by Plan Administrator upon request of review, and extension of time for review of denial, all such time periods for purposes of this. Agreement and for purposes of the Key Employee Plan (with respect to application of the same for Executive), shall be thirty (30) days.

                                      10.

     In Witness Whereof, the parties have executed this Agreement on the day and year first above written.

Peet's Coffee & Tea

By:/s/ Christopher P. Mottern
   ------------------------------------
   Name
   Title

Date:3/1/00
     ----------------------------------

Executive

/s/ Gerald Baldwin
---------------------------------------
Accepted and agreed this
 1 th day of March, 2000
 -           --------------------------

                                      11.

                                   EXHIBIT A

                               RELEASE AGREEMENT

I understand that my position with Peet's Coffee & Tea (the "Company") terminated effective _____________________, ____ (the "Separation Date"). The Company has agreed that if I choose to sip this Agreement, the Company will pay me severance benefits (minus the standard withholdings and deductions) pursuant to the terms of the Key Employee Agreement entered into as of the _____ day of _____________________, ____ between myself and the Company and the Peet's Coffee & Tea Key Employee Severance Benefit Plan and the Peet's Companies, Inc. Change of Control Stock Option Acceleration Plan. I understand that I am not entitled to this severance payment unless I sign this Agreement. I understand that in addition to this severance, the Company will pay me all of my accrued salary and vacation, to which I am entitled by law.

In consideration for the severance payment I am receiving under this Agreement, I agree not to use or disclose any of the Company's proprietary information without written authorization from the Company, to immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control, and to release the Company and its officers, directors, agents, attorneys, employees, shareholders, and affiliates from any and all claims, liabilities, demands, causes of action, attorneys' fees, damages, or obligations of every kind and nature, whether they are known or unknown, arising at any time prior to the date I sign this Agreement. This general release includes, but is not limited to: all federal and state statutory and common law claims, claims related to my employment or the termination of my employment or related to breach of contract, tort, wrongful termination, discrimination, wages or benefits, or claims for any form of compensation. This release is not intended to release any claims I have or may have against any of the released parties for (a) indemnification as a director, officer, agent or employee under applicable law, charter document or agreement, (b) severance and other termination benefits under my employment agreement and any related written documents, (c) health or other insurance benefits based on claims already submitted or which are covered claims properly submitted in the future, (d) vested rights under pension, retirement or other benefit plans, or (e) in respect of events, acts or omissions occurring after the date of this Release Agreement. In releasing claims unknown to me at present, I am waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have Materially affected his settlement with the debtor."

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"). I also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which I was already entitled. I have been advised by this writing, as required by the ADEA that: (a) my waiver and release do not apply to any claims that may arise after my signing of this Agreement; (b) I should consult with an attorney prior to executing this release; (c) I have twenty-one (21) days within which to consider this release (although I may choose to voluntarily execute this release earlier); (d) I have seven (7) days

                                      1.

following the execution of this release to revoke the Agreement; and (e) this Agreement will not be effective until the eighth day after this Agreement has been signed both by me and by the Company ("Effective Date").

This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Agreement may only be modified by a writing signed by both me and a duly authorized officer of the Company.

                                      2.

I accept and agree to the terms and conditions stated above:


_____________________________           _______________________________
Date                                    [Employee]


_____________________________           _______________________________
Date                                    Peet's Coffee & Tea

                                      3.